                                                                    EXHIBIT 99.1

[SPSS(R) LOGO]

FOR IMMEDIATE RELEASE:
July 29, 2003

Contact:         Edward Hamburg               Nicole Junas
                 SPSS Inc.                    SPSS Inc.
                 Executive VP/CFO             Investor Relations
                 312.651.3000                 800.457.0161
                                              e-mail:  INVEST@SPSS.COM

                  SPSS INC. REPORTS SECOND QUARTER 2003 RESULTS

CHICAGO, IL. (USA), July 29, 2003 -- SPSS Inc. (Nasdaq: SPSS), a global provider of predictive analytics technology and services, today announced results for its second quarter ended June 30, 2003.

Revenues and diluted earnings per share were $51.3 million and $0.13 in the quarter, as compared to $53.0 million and a loss per share of $(0.02) in the same period last year, respectively. Operating income improved to $3.7 million in the quarter from an operating loss of $(1.3) million in the same period last year. Included in the results for the quarter ended June 30, 2002, were acquisition and other nonrecurring charges of $2.8 million, or 11 cents per diluted share.

The company's improved profitability was primarily due to expense reduction programs implemented in the second half of 2002, which included a field operations restructuring, the downsizing or closing of certain facilities, and the termination of certain investments. SPSS also increased its cash flow from operations to $13.4 million in the first half of 2003, up from $0.5 million in the same period last year.

"We saw improvement in the predictability of business following the March quarter," said Jack Noonan, SPSS Inc. president and chief executive officer, "but not any rebound in the closure rate of sales. As a result, the company is adapting to an extended period of longer sales cycles and smaller average transactions. We can make this adjustment, particularly with our expenses under control and marketplace interest in predictive analytics steadily building."

Revenues and diluted earnings per share for the first six months of 2003 were $100.4 million and $0.21, as compared to $102.6 million and a loss per share of $(0.17) in the same period last year, respectively. Operating income improved to $5.7 million in the first six months of 2003 from an operating loss of $(6.1) million in the same period last year. Included in the results for the six months ended June 30, 2002, were acquisition and other nonrecurring charges of $7.4 million, or 26 cents per diluted share.

                               SUMMARY OF RESULTS
                 (Unaudited; in millions, except for per share)

                                       THREE MONTHS ENDED JUNE 30,                  SIX MONTHS ENDED JUNE 30,
                                     2003         2002*     % CHANGE            2003           2002**     % CHANGE
NET REVENUES                       $  51.3       $  53.0       -3%             $ 100.4         $ 102.6       -2%
OPERATING INCOME (LOSS)            $   3.7       $ (1.3)        --             $   5.7         $ (6.1)        --
NET INCOME (LOSS)                  $   2.2       $ (0.3)        --             $   3.6         $ (2.8)        --
DILUTED EPS                        $  0.13       $(0.02)        --             $  0.21         $(0.17)        --
WEIGHTED SHARES OUTSTANDING         17,395        16,821        3%              17,347          16,801        3%

* Includes acquisition and other non-recurring charges of $2.8 million, or 11 cents per diluted share
** Includes acquisition and other non-recurring charges of $7.4 million, or 26 cents per diluted share

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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 2


"We made progress in the quarter," Noonan continued. "There was an increase in sales of our enterprise data mining tools and NetGenesis(R) Web analytics application, as well as growth in revenues from the SPSS(R) line of statistical analysis tools. Most of these improved results were from the commercial verticals in the United States, with uneven performance in Europe and the Pacific Rim.

"We also licensed a high-scale solution based on our PredictiveMarketing(TM) technology," said Noonan. "Designed for a global business services provider, this solution will operate in a Linux cluster and automatically deploy over one thousand unique models that generate billions of response propensity scores for more effectively targeted direct mail campaigns."

Noonan observed, "More organizations are coming to SPSS for such increasingly sophisticated predictive analytic solutions. Guided by their requirements, we are developing mission critical applications that similarly involve clustered computing power, a range of predictive models, and the daily analysis of millions of records to measurably improve new customer acquisition, existing client retention, and ongoing fraud detection initiatives. These forward-thinking companies truly understand the power of predictive analytics to transform business processes and better realize returns on information technology investments."

REVENUE PERFORMANCE

SOFTWARE LICENSES

Revenues from new software licenses declined 5 percent to $21.4 million in the quarter from $22.6 million in the same period last year. This decrease was primarily due to a drop in new sales of the company's ShowCase business intelligence products and applications for market research, partially offset by increased revenues from the NetGenesis Web analytics application, higher sales of SPSS data mining and statistical analysis tools, and changes in currency exchange rates.

The quarter included sales of NetGenesis to major financial services firms, such as:

     - UK-based Standard Life Assurances Company, which will optimize content delivery on its external Web site; and

     - JP Morgan Chase (NYSE: JPM) Credit Card Services, which will adopt Predictive Web Analytics(TM), an integration of Clementine(R) and NetGenesis, to provide predictive customer intelligence that improves the effectiveness of its online marketing efforts and generates higher returns on its Web investment.

New sales of the company's Clementine data mining workbench increased 15 percent from the same period last year, and included licenses to:

     -    A Japanese automaker for predicting purchasing behavior;

     - A wireless telecommunications firm in New Zealand to maintain and develop customer relationships;

     - A Munich-based developer of semiconductors to analyze manufacturing quality; and

     - Credit Saison, a leading Japanese credit card firm, to provide retailers with value-added services for developing customer relationships.

Other new sales during the quarter involved high-value integrations between Clementine and other SPSS technologies. CIM01, a Paris-based firm that conducts surveys for pharmaceutical companies, will combine Clementine with SPSS LexiQuest text mining technology to unlock information contained in previously unanalyzed responses to open-ended survey questions. Additional licenses for these integrated technologies were signed with Biznet, a Japanese online retailer of office supplies, and credit card provider Kyushu Card.


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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 3


New license revenue from SPSS statistical analysis tools increased 2 percent from the second quarter 2002. Contributing to this increase was an agreement with The United States Department of Health and Human Services/National Institutes of Health for an enterprise-wide license for a broad range of SPSS statistical tools. This agreement was made in conjunction with SPSS partner, Northrop Grumann.

New sales of ShowCase business intelligence products were down 56 percent from the same period last year, primarily due to the absence of seven-figure transactions in the current quarter. Significant transactions involving ShowCase tools included purchases by:

     - The U.S. and U.K. operations of the Fortis Group, an international financial services company in the fields of banking, insurance, and investment, to improve data analysis and reporting capabilities; and

     - Thomson Learning, a division of the Thomson Corporation (NYSE: TOC) providing integrated information solutions to business and professional customers, to improve its financial reporting.

New revenues from the SPSS applications for market research declined by 9 percent compared to the second quarter of 2002. Significant sales included an enterprise license agreement with Millward Brown, one of the world's leading market research firms. The drop in market research revenues was primarily due to a sizable agreement made with Procter and Gamble in June 2002.

MAINTENANCE AND SERVICES

Revenues from maintenance agreements and renewals of annual licenses increased 3 percent to $21.6 million in the quarter from $20.9 million in the same period last year. This growth was due to strong renewal rates for the company's major offerings as well as changes in currency exchange rates. Maintenance revenues increased as a percentage of total revenues to 42 percent in the current quarter from 39 percent in the same period last year.

Service revenues declined 12 percent to $8.3 million in the quarter from $9.5 million in the same period last year. This decrease was primarily due to the fall off in ShowCase implementation services as well as a drop in training revenues. Revenues from the SPSS Online (AOL) business were flat sequentially and compared to the second quarter of 2002. Service revenues declined as a percentage of total revenues to 16 percent in the current quarter from 18 percent in the same period last year.

FINANCIAL COMMENTARY

Speaking to other aspects of the second quarter, Edward Hamburg, SPSS executive vice president and chief financial officer, said, "The company's internal rate of revenue growth was down about eight percent from the second quarter in 2002. Much of this decline was due to the difference in the number of large transactions completed in the periods. We closed six transactions over $500,000 in June 2002, compared to half as many in the current quarter. We also never expected to see the same surge in sales from the higher education market that occurred in the second quarter last year.

"In addition, staff turnover contributed to a 9 percent drop in new revenues in the United Kingdom from a year ago," he said, "and the fall-off in ShowCase sales was steeper than anticipated. We are now back to full-strength in the UK, while an experienced group of account managers are targeting the healthy pipeline for our ShowCase technology."


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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 4


Hamburg continued, "Expenses in the quarter again came in as expected. The company's operating margin grew sequentially, and noticeably improved year-over-year. Looking to the second half of the year, our overall cost structure will continue to be focused on additional operating margin improvement, our balance sheet should get stronger, and barring any dramatic changes, the effects of currency on profitability should remain immaterial."

Hamburg also provided the following detail on other financial aspects of the quarter:

TOPIC                              COMMENTS

Cost of license and maintenance    Decreased from the second quarter 2002 due to
revenues                           lower cost of goods related to the decline in
                                   license revenues, lower Hyperion royalties, and lower amortization of purchased technology.

Sales, marketing, and services     Decreased as a result of the reduction in the
costs                              number of sales and professional services
                                   personnel from the field reorganization
                                   implemented in August 2002; partially offset by increases due to changes in currency exchange rates.

R&D costs                          Decreased due to reductions in the number of
                                   LexiQuest(TM) development personnel and lower consulting costs related to internal information technology projects; partially offset by increases due to changes in currency exchange rates.

G&A costs                          Increased due to the addition of accounting
                                   professionals and changes in currency
                                   exchange rates, partially offset by reduced expenses associated with the cost reduction programs implemented in August 2002.

Special G&A charges                None in the current quarter, compared to
                                   second quarter 2002 costs associated with the LexiQuest and netExs acquisitions.

Other income & income taxes        Gains from currency translations due to the
                                   weakening of the $US against other major currencies; partially offset by net interest expense from line-of-credit borrowings, the decline in value of $US-denominated receivables held overseas, and approximately
                                   $200K of imputed interest related to the company's October 2001 transaction with AOL
                                   Time Warner. Thirty-six percent effective tax rate expected for 2003.

Cash Increased from December 2002 primarily due to increased cash from operations generated from operating income. Decreased $1.2 from March 2003, while reducing accounts payable by $3.6 million and making $1.2 million in royalty payments.

Days sales outstanding             78 days average rate, compared to 77 in March
                                   2003 and 79 in December 2002.

Intangibles, net                   Decreased from March 2003 and December 2002
                                   due to the amortization of intangibles.

Other assets                       Includes deferred tax assets related to net
                                   operating loss carry-forwards. Decreased from
                                   March 2003 and December 2002 due to a
                                   reduction in the deposit requirements related to the company's leased facility in Cambridge, Mass.

Capitalized software               Increased from December 2002 due to the
                                   purchase of third-party technologies.
                                   Includes the determined value of the
                                   technologies acquired in the netExs,
                                   NetGenesis, and LexiQuest acquisitions.
                                   Target capitalization for the fiscal year is 10-12% of research and development costs.

Deferred revenues                  Increased from March 2003 and December 2002
                                   to reflect growth in recurring revenues from renewals of annual licenses and maintenance agreements, as well as changes in currency exchange rates.

Current liabilities                Decreased as a result of reductions in
                                   accounts payable and accrued liabilities from acquisitions, as well as royalties and tax payments.

Noncurrent liabilities             Decreased from March 2003 and December 2002
                                   due to the reduced balance of the AOL-related merger consideration; partially offset by a $1.1 million increase in note payable related to the company's credit agreement with Wells
                                   Fargo Capital (Foothill Capital).

Staff 1,248 full-time employees as of June 30, 2003, with 227 sales representatives (185 quota-carrying). Compares to 1,263 full-time employees in December 31, 2002 (234 sales representatives, 195 quota-carrying), and pre-reorganization figures of 1,395 full-time employees in June 2002 (297 sales representatives, 226 quota-carrying). 58% are employed in North America (33% at headquarters in Chicago), 42% in international offices.


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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 5

OUTLOOK

Hamburg concluded, "We are still working to understand demand conditions in the second half of the year. While our sales force and industry analysts are delivering more positive outlooks, the facts currently before us show a higher-end business that has not yet turned the corner and growing pipelines with extended sales cycles. Accordingly, we are adjusting our guidance on the company's 2003 performance to:

     - Revenues of between $210 to $220 million, down from $215 and $225 million; and

     - Diluted earnings per share of between $0.60 and $0.70, down from $0.65 and $0.75.

The low end of these estimates assumes no improvement in the current business climate, while the high end considers increased third quarter spending by the United States federal government and improved fourth quarter spending by commercial organizations worldwide."

The following summary table describes the company's performance during the trailing twelve months ended June 30, 2003, compared to 2002, as well as its current fiscal year and 2006 goals for productivity and profitability:

              PERFORMANCE VS. PRODUCTIVITY AND PROFITABILITY GOALS

                                                                            Q2 2003 *
ITEM                                          2002*                   TRAILING TWELVE MONTHS             2003      2006 TARGET
REVENUE PER EMPLOYEE ($000'S)               $ 166,000                       $ 166,000                $168 - $175K     $200K
Revenue ($000's)                            $ 209,300                       $ 207,074

OPERATING INCOME (AS % OF REVENUE)
Operating income  (loss)                      -4.4%                            1.2%
Acquisition and nonrecurring charges          -9.8%                           -6.4%
ADJUSTED OPERATING INCOME                      5.4%                            7.6%                    8% - 10%        18%

EBITDA (AS % REVENUE)
Net loss                                      -3.8%                           -0.7%
Net interest expense                          -0.5%                           -0.7%
Income tax (expense) benefit                   0.6%                           -1.3%
Depreciation and amortization                 -8.4%                           -8.4%
EBITDA                                         4.5%                            9.7%
Acquisition and nonrecurring charges          -9.8%                           -6.4%
ADJUSTED EBITDA                               14.3%                           16.1%                    16% - 18%       25%


* Excludes acquisition and other nonrecurring charges of $20.5 million in 2002 and $13.2 million in the trailing twelve months ended Q2 2003


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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 6


CONFERENCE CALL

The company will host a conference call to discuss its second quarter results at 9:00 a.m. CDT on Wednesday, July 30. These proceedings will be broadcast online at www.spss.com/invest. Please dial 800.231.9012 in the United States or
719.457.2617 internationally to participate. A replay will be available for one week after the call and accessible by dialing 888.203.1112 in the United States or 719.457.0820 internationally; use access code 798846. An archived version of the conference call will also be made available online at www.spss.com/invest.

ABOUT SPSS INC.

SPSS Inc. (Nasdaq: SPSS) headquartered in Chicago, IL, USA, is a multinational computer software company providing technology that transforms data into insight through the use of predictive analytics and other data mining techniques. The company's solutions and products enable organizations to manage the future by learning from the past, understanding the present, as well as predicting potential problems and opportunities. For more information, visit www.spss.com.

SAFE HARBOR STATEMENT

The following constitutes the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended:

Certain statements in this press release are forward-looking statements. Such statements can be identified by phrases such as "should be," "planning" and "expects." Such statements also involve known and unknown risks, including market conditions and competition, which may cause the company's actual results, performance, achievements, or industry results, to be materially different than any future results, performance or achievements expressed or implied in or by such forward-looking statements. By way of example and not limitation, known risks and uncertainties include changes in: market conditions, especially in Asia; changes and/or product demand and acceptance; the competitive environment; product release schedules; and currency fluctuations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the company that any future results, performance or achievements will be attained. The company assumes no obligation to update the information contained in this press release. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company's periodic reports (copies of which are available from SPSS upon request).





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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 7


                                    SPSS Inc.
                      Consolidated Statements of Operations
                        (in thousands, except per share)
                                   (unaudited)

                                                        Three Months Ended June 30,
                                                  ---------------------------------------         % of Total Revenue
                                                                                   Yr/Yr       -----------------------
                                                    2003          2002             % Chg.        2003           2002
                                                  --------       --------        --------      --------       --------
Net revenues:
 License                                          $ 21,405       $ 22,623             -5%            42%            43%
 Maintenance                                        21,573         20,906              3%            42%            39%
 Service                                             8,349          9,464            -12%            16%            18%
                                                  --------       --------                      --------       --------


Total net revenues                                  51,327         52,993             -3%           100%           100%

Operating expenses:
 Cost of license and maintenance revenues            3,940          5,419            -27%             8%            10%
 Sales, marketing, and services costs               28,089         30,627             -8%            55%            58%
 Research and development                           10,999         11,994             -8%            21%            23%
 General and administrative                          4,619          4,384              5%             9%             8%
 Special general and administrative                      -          1,537           -100%             -              3%
 Merger-related                                          -            357           -100%             -              1%
                                                  --------       --------                      --------       --------

Operating expenses                                  47,647         54,318            -12%            93%           103%
                                                  --------       --------                      --------       --------

Operating income (loss)                              3,680         (1,325)           378%             7%            -3%

Other income (expense):
 Net interest income (expense)                        (389)           (42)           826%           -1%              -
 Other income                                          216            872            -75%            1%              2%
                                                  --------       --------                      --------       --------

Other income (expense)                                (173)           830           -121%             -              2%
                                                  --------       --------                      --------       --------

Income (loss) before income taxes and
minority interest                                    3,507           (495)           808%             7%           -1%

Income tax expense (benefit)                         1,262           (178)           809%            -3%             -
                                                  --------       --------                      --------       --------


Income (loss) before minority interest               2,245           (317)           808%             4%           -1%

Minority interest                                        -             58           -100%             -              -
                                                  --------       --------                      --------       --------

Net income (loss)                                 $  2,245       $   (259)           967%             4%           -1%
                                                  ========       ========                      ========       ========

Basic net income (loss) per common share          $   0.13       $  (0.02)           750%

Diluted net income (loss) per common share        $   0.13       $  (0.02)           750%
Shares used in basic per share computation          17,272         16,821              3%

Shares used in diluted per share computation        17,395         16,821              3%



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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 8







                                    SPSS Inc.
                      Consolidated Statements of Operations
                        (in thousands, except per share)
                                   (unaudited)

                                                    Six Months Ended June 30,
                                                    -------------------------
                                                                                                     % of Total Revenue
                                                                                  Yr/Yr           -------------------------
                                                      2003            2002        % Chg.            2003            2002
                                                    ---------       ---------    -------          ---------       ---------
Net revenues:
 License                                            $  41,225       $  44,302        -7%                41%              43%
 Maintenance                                           42,368          40,614         4%                42%              40%
 Service                                               16,784          17,687        -5%                17%              17%
                                                    ---------       ---------                     ---------       ---------

Total net revenues                                    100,377         102,603        -2%               100%             100%

Operating expenses:
 Cost of license and maintenance revenues               7,762          11,267       -31%                 8%              11%
 Sales, marketing, and services costs                  56,443          61,381        -8%                56%              60%
 Research and development                              21,926          20,102         9%                22%              20%
 General and administrative                             8,573          10,344       -17%                 8%              10%
 Special general and administrative                         -           3,192      -100%                 -                3%
 Merger-related                                             -           2,260      -100%                 -                2%
 Acquired in-process technology                             -             150      -100%                 -                -
                                                    ---------       ---------                     ---------       ---------

Operating expenses                                     94,704         108,696       -13%                94%             106%
                                                    ---------       ---------                     ---------       ---------


Operating income (loss)                                 5,673          (6,093)      193%                 6%              -6%

Other income (expense):
 Net interest income (expense)                           (386)             52      -842%                 -                -

 Other income                                             347             879       -61%                 -                1%
                                                    ---------       ---------                     ---------       ---------
Other income (expense)                                    (39)            931      -104%                 -                1%

                                                                                                                  ---------

Income (loss) before income taxes and minority
  interest                                              5,634          (5,162)      209%                 6%              -5%

Income tax expense (benefit)                            2,028          (1,858)      209%                -2%               2%
                                                    ---------       ---------                     ---------       ---------

Income (loss) before minority interest                  3,606          (3,304)      209%                 4%              -3%

Minority interest                                           -             497      -100%                 -                -
                                                    ---------       ---------                     ---------       ---------

Net income (loss)                                   $   3,606       $  (2,807)      228%                 4%              -3%
                                                    =========       =========                     =========       =========

Basic net income (loss) per common share            $    0.21       $   (0.17)      224%

Diluted net income (loss) per common share          $    0.21       $   (0.17)      224%
Shares used in basic per share computation             17,254          16,801         3%

Shares used in diluted per share computation           17,347          16,801         3%



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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                 9


                                    SPSS Inc.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                                                     JUNE 30,             DECEMBER 31,
                                                                                       2003                   2002
                                                                                    ----------            ------------
ASSETS
Current assets
     Cash and cash equivalents                                                      $   21,874             $   15,589
     Accounts receivable, net                                                           45,587                 49,917
     Inventories                                                                         2,398                  2,775
     Other current assets                                                               27,316                 28,108
                                                                                    ----------             ----------
        Total current assets                                                            97,175                 96,389

Property, equipment and leasehold improvements, net                                     35,149                 37,630
Capitalized software development costs, net                                             29,123                 27,629
Goodwill, net                                                                           53,560                 53,560
Intangibles, net                                                                        12,466                 14,153
Other noncurrent assets                                                                 15,706                 19,375
                                                                                    ----------             ----------
        Total assets                                                                $  243,179             $  248,736
                                                                                    ==========             ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable                                                                   $   2,500              $   2,500
     Accounts payable                                                                    9,869                 11,764
     Other current liabilities                                                          32,244                 41,068
     Deferred revenues                                                                  46,468                 43,603
                                                                                    ----------             ----------
        Total current liabilities                                                       91,081                 98,935

Noncurrent liabilities                                                                  15,983                 18,265

Stockholders' equity                                                                   136,115                131,536
                                                                                    ----------             ----------

        Total liabilities and stockholders'  equity                                 $  243,179             $  248,736
                                                                                    ==========             ==========



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SPSS INC. REPORTS SECOND QUARTER 2003 EARNINGS                                10


                                    SPSS Inc.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                                        SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                     -----------------------
                                                                       2003           2002
                                                                     --------       --------
Cash flows from operating activities:
    Net income (loss)                                                $  3,606       $ (2,807)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
          Depreciation and amortization                                 8,779          8,896
          Deferred income taxes                                           825         (2,837)
          Changes in assets and liabilities:
             Accounts receivable                                        5,260          7,827
             Inventories                                                  384            309
             Restricted cash                                              733             28
             Accounts payable                                          (2,017)           280
             Accrued expenses                                          (6,683)        (1,751)
             Accrued income taxes                                      (2,834)          (240)
             Deferred revenues                                          2,865         (5,805)
             Other                                                      2,487         (3,434)
                                                                     --------       --------

Net cash provided by operating activities                              13,405            466
                                                                     --------       --------

Cash flows from investing activities:
     Capital expenditures, net                                         (1,599)        (8,777)
     Capitalized software development costs                            (4,308)        (5,175)
     Consideration for AOL for transaction                             (3,625)        (3,625)
     Consideration for LexiQuest                                            -         (2,500)
     Proceeds from maturities and sale of marketable securities             -          9,792
     Other financing activity                                               -           (497)
                                                                     --------       --------

Net cash used in investing activities                                  (9,532)       (10,782)
                                                                     --------       --------

Cash flows from financing activities:
     Net borrowings under line-of-credit agreements                     1,146          5,575
     Proceeds from issuance of common stock                               700            832
                                                                     --------       --------

Net cash provided by financing activities                               1,846          6,407
                                                                     --------       --------

Effect of exchange rates on cash                                          566          2,510
                                                                     --------       --------

Net change in cash and cash equivalents                                 6,285         (1,399)
Cash and cash equivalents at beginning of period                       15,589         21,400
                                                                     --------       --------
Cash and cash equivalents at end of period                           $ 21,874       $ 20,001
                                                                     ========       ========




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